Exhibit 99.1

RealD Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

•                  China delivered year-over-year growth in license revenue of 81% for fiscal 2014

•                  China license revenue doubled as a percentage of worldwide license revenue in fiscal 2014

•                  RealD generated free cash flow of $13 million for fiscal 2014

LOS ANGELES (June 4, 2014) - RealD Inc. (NYSE: RLD), a leading global licensor of 3D and other visual technologies, today announced financial results for its fourth quarter and fiscal year ended March 31, 2014.

“Throughout fiscal 2014 we took several actions to enhance our financial performance with a particular emphasis on improving profitability and generating free cash flow,” said Michael V. Lewis, Chairman and Chief Executive Officer of RealD.  “We initiated our theatre optimization program to maximize the performance of our cinema platform; focused our cinema expansion efforts on high-growth markets; and executed a cost reduction plan which reduced operating expenses and capital expenditures, dedicating resources to projects that we expect will strengthen our market-leading position in cinema while positioning us for profitable growth in the years to come.”

“The result is a more efficient organization positioned to deliver long-term shareholder value. Adjusted EBITDA for the year increased 12% over the prior year and we generated free cash flow of $13 million.  Importantly, we were able to do so while maintaining our focused R&D investments – investments we believe will not only strengthen our core cinema platform, but also create new revenue opportunities in complementary technology applications,” Mr. Lewis added.

Fourth Quarter Fiscal 2014 Financial Highlights

•                 Total revenue was $40.6 million, comprised of license revenue of $28.6 million and product and other revenue of $12.0 million, for the fourth quarter of fiscal 2014.   For the fourth quarter of fiscal 2013, total revenue was $45.4 million, comprised of license revenue of $31.2 million and product and other revenue of $14.2 million.

•                 China license revenue represented 18% of total worldwide license revenue, up from 9% in the fourth fiscal quarter of 2013.

•                 GAAP net loss attributable to common stockholders was $5.0 million, or $0.10 per share, compared to GAAP net loss attributable to common stockholders of $4.3 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2013.

•                 Adjusted EBITDA was $14.2 million, compared to $12.9 million in the fourth quarter of fiscal 2013.

•                 Adjusted EBITDA is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net income (loss).

Full Year Fiscal 2014 Financial Highlights

•                 Total revenue was $199.2 million, comprised of license revenue of $132.5 million and product and other revenue of $66.7 million, for the year ended March 31, 2014.  For the year ended March 31, 2013, total revenue was $215.6 million, comprised of license revenue of $137.8 million and product and other revenue of $77.8 million.

•                 China license revenue represented 12% of total worldwide license revenue, up from 6% in fiscal 2013.

•                 GAAP net loss attributable to common stockholders was $11.4 million, or $0.23 per share, compared to GAAP net loss attributable to common stockholders of $9.7 million, or $0.19 per diluted share, for the year ended March 31, 2013.

•                 Adjusted EBITDA was $65.1 million, compared to $57.9 million for the year ended March 31, 2013.

Cash Flows and Balance Sheet Highlights

•                 For the year ended March 31, 2014, cash flows from operating activities were $35.7 million and total capital expenditures were $22.3 million, resulting in free cash flow of $13.4 million.

•                 Free cash flow is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net cash provided by operating activities.

•                 As of March 31, 2014, cash and cash equivalents were $28.8 million and total debt was $36.3 million.

Key Metrics

•                 Estimated box office generated on RealD-enabled screens(1) for the fourth quarter of fiscal 2014 was $499 million ($226 million domestic, $273 million international).   In the fourth quarter of fiscal 2013, estimated box office generated on RealD-enabled screens was $614 million ($268 million domestic, $346 million international).

•                 Eight 3D films were released in the fourth quarter of fiscal 2014, compared to seven 3D films in the fourth quarter of fiscal 2013.  These figures reflect the number of 3D films released domestically during the periods.

•                 International markets generated 67% of license revenue and 30% of product and other revenue in the fourth quarter of fiscal 2014.

•                 As of March 31, 2014, RealD had deployed approximately 25,200 RealD-enabled screens, an increase of 11% from approximately 22,700 screens as of March 31, 2013, and an increase of 400 screens (0 domestic, 400 international), or 2%, from approximately 24,800 screens as of December 31, 2013.

•                 As of March 31, 2014, RealD had approximately 13,400 domestic screens at approximately 3,000 domestic theater locations and approximately 11,800 international screens at approximately 2,900 international theater locations.

(1)         Estimated domestic box office on RealD-enabled screens represents the estimated 3D box office generated on RealD-enabled domestic screens. Estimated international box office on RealD-enabled international screens is the estimated 3D box office generated on RealD-enabled international screens.  RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data.  International box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 85% of RealD’s international license revenues.

3D Theatrical Release Schedule for Fiscal 2015

(As of June 4, 2014 – Domestic)

Fiscal Q1 2015	Film	Domestic Release Date
(ending 6/30/14)	Captain America: The Winter Soldier	4/4/2014
	Rio 2	4/11/2014
	The Amazing Spider-Man 2	5/2/2014
	Legends of Oz: Dorothy’s Return	5/9/2014
	Godzilla	5/16/2014
	X-Men: Days of Future Past	5/23/2014
	Maleficent	5/30/2014
	Edge of Tomorrow	6/6/2014
	How to Train Your Dragon 2	6/13/2014
	Transformers: Age of Extinction	6/27/2014

Fiscal Q2 2015	Film	Domestic Release Date
(ending 9/30/14)	Dawn of the Planet of the Apes	7/11/2014
	Planes: Fire and Rescue	7/18/2014
	Hercules	7/25/2014
	Step Up: All In	7/25/2014
	Guardians of the Galaxy	8/1/2014
	James Cameron’s Deepsea Challenge 3D	8/8/2014
	Teenage Mutant Ninja Turtles	8/8/2014
	Sin City: A Dame to Kill For	8/22/2014
	The Boxtrolls	9/26/2014

Fiscal Q3 2015	Film	Domestic Release Date
(ending 12/31/14)	Book of Life	10/17/2014
	Big Hero 6	11/7/2014
	The Penguins of Madagascar	11/26/2014
	Exodus: Gods and Kings	12/12/2014
	Hobbit: The Battle of the Five Armies	12/17/2014

Fiscal Q4 2015	Film	Domestic Release Date
(ending 3/31/15)	Norm of the North	1/16/2015
	Jupiter Ascending	2/6/2015
	The Seventh Son	2/6/2015
	SpongeBob SquarePants 2	2/13/2015
	Home	3/27/2015

Sources: Rentrak and imdb.com.

Conference Call Information

Members of RealD’s management will host a conference call to discuss RealD’s financial results for the fourth quarter of fiscal 2014, beginning at 4:30 pm ET (1:30 pm PT), today, June 4, 2014.  To access the call via telephone, interested parties should dial (855) 769-4820 (U.S.) or (407) 374-0083 (International) ten minutes prior to the start time and use conference ID 29272031.

The conference call will also be broadcast live over the Internet, hosted at the Investor Relations section of RealD’s website at www.reald.com.  An archived replay of the call will be available via webcast at www.reald.com or by dialing (855) 859-2056, or (404) 537-3406 for international callers. The conference ID for the telephone replay is 29272031.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning anticipated future financial and operating performance; our expectations regarding demand for and acceptance of our technologies and our ability to successfully commercialize our technologies within a particular timeframe, if at all; RealD’s ability to continue to derive substantial revenue from the licensing of RealD’s 3D technologies for use in the motion picture industry; 3D motion picture releases and conversions scheduled for fiscal 2015 ending March 31, 2015 and beyond, their commercial success and consumer preferences, that, in recent periods, have trended in favor of 2D over 3D in some motion pictures in domestic and international markets; our ability to increase our revenues and the number of RealD-enabled screens in domestic and international markets and our market share; our ability to supply our solutions to our customers on a timely basis; RealD’s relationships with its exhibitor and studio partners and the business model for 3D eyewear in North America; the progress, timing and amount of expenses associated with RealD’s research and development activities, which may increase in future periods; market and industry trends, including growth in 3D content; our plans, strategies and expected opportunities; the deployment of and demand for our products and products incorporating our technologies; RealD’s projected operating results; and competitive pressures in domestic and international cinema markets impacting license and product revenues.

These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s Annual Report on Form 10-K for the twelve months ended March 31, 2013 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

To supplement RealD’s financial statements presented on a GAAP basis, RealD provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.   RealD defines Adjusted EBITDA as net income (loss) plus expenses for interest, income taxes, depreciation, amortization, impairment and stock-based compensation plus net foreign exchange loss (gain) plus expenses under RealD’s Credit Agreement for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.  RealD defines free cash flow as net cash provided by operating activities less total capital expenditures in a given period (e.g., purchases of cinema systems and property and equipment on a combined basis).

RealD presents Adjusted EBITDA in reporting its financial results to provide investors with additional tools to evaluate RealD’s operating results in a manner that focuses on what RealD’s management believes to be its ongoing business operations.  RealD presents free cash flow to provide investors a metric for our capacity to generate cash from our operating and investing activities to sustain our operating activities.  RealD’s management does not itself, nor does it suggest that investors should, consider any such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adjusted EBITDA and free cash flow are used by management for planning purposes, including: the preparation of internal budgets, forecasts and strategic plans; in analyzing the effectiveness of business strategies; to evaluate potential acquisitions; in making compensation decisions; and in communications with its Board of Directors concerning financial performance. Because not all companies use identical calculations, RealD’s presentation of Adjusted EBITDA and free cash flow may not be comparable to similarly titled measures of other companies.  Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  Our definition of Adjusted EBITDA for financial reporting purposes aligns with the Adjusted EBITDA definition under our Credit Agreement.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides certain of its technologies and active and passive eyewear to consumer electronics manufacturers and content distributors and will continue to leverage its extensive intellectual property portfolio to develop additional revenue opportunities.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2014 RealD Inc.  All Rights Reserved.

Investor Contact:

Andrew Greenebaum / Laura Bainbridge

310-829-5400

investors@reald.com

Media Contact:

Rick Heineman

310-385-4020

rheineman@reald.com

RealD Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Year ended
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Revenue:
License	$28,611	$31,253	$132,512	$137,752
Product and other	12,037	14,196	66,722	77,800
Total revenue	40,648	45,449	199,234	215,552
Cost of revenue:
License	11,383	12,424	45,364	47,243
Product and other	9,363	12,751	58,611	78,117
Total cost of revenue	20,746	25,175	103,975	125,360
Gross profit	19,902	20,274	95,259	90,192
Operating expenses:
Research and development	4,220	4,588	19,685	19,454
Selling and marketing	6,842	6,394	27,137	25,266
General and administrative	11,063	12,033	50,596	47,830
Total operating expenses	22,125	23,015	97,418	92,550
Operating loss	(2,223)	(2,741)	(2,159)	(2,358)
Interest expense, net	(490)	(456)	(2,255)	(1,483)
Other loss	(906)	(425)	(679)	(982)
Loss before income taxes	(3,619)	(3,622)	(5,093)	(4,823)
Income tax expense	1,236	822	6,117	5,064
Net loss	(4,855)	(4,444)	(11,210)	(9,887)
Net (income) loss attributable to noncontrolling interest	(95)	108	(196)	197
Net loss attributable to RealD Inc. common stockholders	$(4,950)	$(4,336)	$(11,406)	$(9,690)

Loss per common share:
Basic	$(0.10)	$(0.09)	$(0.23)	$(0.19)
Diluted	$(0.10)	$(0.09)	$(0.23)	$(0.19)

Shares used in computing earnings per common share:
Basic	49,474	49,792	49,504	52,345
Diluted	49,474	49,792	49,504	52,345

RealD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	March 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$28,800	$31,020
Accounts receivable, net	48,422	45,472
Inventories	9,109	15,430
Deferred costs – eyewear	149	538
Prepaid expenses and other current assets	5,197	3,973
Total current assets	91,677	96,433
Property and equipment, net	22,491	25,002
Cinema systems, net	106,735	125,379
Digital projectors, net-held for sale	57	728
Goodwill	10,657	10,657
Other intangibles, net	6,154	7,417
Deferred income taxes	4,571	3,001
Other assets	4,840	5,031
Total assets	$247,182	$273,648

Liabilities and equity
Current liabilities:
Accounts payable	$12,470	$22,737
Accrued expenses and other liabilities	21,896	25,013
Deferred revenue	8,143	9,916
Income taxes payable	1,790	603
Deferred income taxes	4,288	2,860
Current portion of Credit Agreement	12,500	1,042
Total current liabilities	61,087	62,171
Credit Agreement, net of current portion	23,750	46,458
Deferred revenue, net of current portion	6,465	10,392
Other long-term liabilities, customer deposits and virtual print fee liability	5,046	5,438
Total liabilities	96,348	124,459

Commitments and contingencies

Equity (deficit)
Common stock	352,913	332,694
Accumulated deficit	(201,763)	(182,846)
Accumulated other comprehensive income	262	115
Total RealD Inc. stockholders’ equity	151,412	149,963
Noncontrolling interest	(578)	(774)
Total equity	150,834	149,189

Total liabilities and equity	$247,182	$273,648

RealD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	March 31,	March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(11,210)	$(9,887)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,300	33,131
Deferred income tax	(142)	(241)
Non-cash interest expense	529	483
Non-cash stock compensation	17,741	18,474
(Gain) Loss on disposal of property and equipment	307	44
Impairment of long-lived assets	4,522	8,679
Changes in operating assets and liabilities:
Accounts receivable	(2,950)	11,266
Inventories	6,321	25,147
Prepaid expenses and other current assets	(1,611)	(954)
Deferred costs — eyewear	389	394
Other assets	191	(590)
Accounts payable	(10,308)	125
Accrued expenses and other liabilities	(3,646)	(7,790)
Other long-term liabilities, customer deposits and virtual print fee liability	(610)	2,747
Income taxes receivable/payable	1,574	(518)
Deferred revenue	(5,697)	(813)
Net cash provided by operating activities	35,700	79,697

Cash flows from investing activities
Purchases of property and equipment	(4,285)	(16,169)
Purchases of cinema systems and related components	(18,050)	(18,121)
Purchases of intangible assets	–	(6,084)
Proceeds from sale of fixed assets	551	2,474
Net cash used in investing activities	(21,784)	(37,900)

Cash flows from financing activities
Noncontrolling interest distribution	–	(1,000)
Payments of debt issuance costs	–	(1,167)
Proceeds from credit facility	37,500	60,000
Repayments on credit facility	(48,750)	(37,500)
Proceeds from exercise of stock options	2,003	3,516
Proceeds from issuance of common stock pursuant to employee stock purchase plan	475	810
Purchases of treasury stock	(7,511)	(60,445)
Net cash used by financing activities	(16,283)	(35,786)

Effect of currency exchange rate changes on cash and cash equivalents	147	115

Net increase (decrease) in cash and cash equivalents	(2,220)	6,126
Cash and cash equivalents, beginning of year	31,020	24,894
Cash and cash equivalents, end of year	$28,800	$31,020

Supplemental disclosures of cash flow information
Cash payments for income taxes	872	1,967
Cash payments for interest expense	1,726	1,000

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three months ended		Year ended
	March 31,	March 31,	March 31,	March 31,
(in thousands)	2014	2013	2014	2013
Net loss	$(4,855)	$(4,444)	$(11,210)	$(9,887)
Add (deduct):
Interest expense, net	490	456	2,255	1,483
Income tax expense	1,236	822	6,117	5,064
Depreciation and amortization	10,218	9,001	40,300	33,131
Other loss (1)	906	425	679	982
Share-based compensation expense (2)	4,136	4,509	17,741	18,474
Impairment of assets and intangibles (3)	975	2,098	4,522	8,679
Cost reduction plan (4)	1,061	—	4,718	—
Adjusted EBITDA (5)	$14,167	$12,867	$65,122	$57,926

(1)         Includes gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)         Represents share-based compensation expense of nonstatutory and incentive stock options and restricted stock units and employee stock purchase plan to employees, officers and directors.

(3)         Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)         Expenses under RealD’s Credit Agreement with City National Bank for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.

(5)         As previously announced, RealD has modified its definition of Adjusted EBITDA for financial reporting purposes to align with the Adjusted EBITDA definition under RealD’s credit facility.  As a result, the prior year calculation of Adjusted EBITDA was revised to conform with RealD’s new definition of Adjusted EBITDA.

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Year ended
	March 31,	March 31,
	2014	2013
(in thousands)
Net cash provided by operating activities	$35,700	$79,697
Purchases of property and equipment	(4,285)	(16,169)
Purchases of cinema systems and related components	(18,050)	(18,121)
Free cash flow	$13,365	$45,407